Exhibit 10.01
EXHIBIT D

EMPLOYMENT AGREEMENT

June 17, 2009

Robert W. Singerman
19901 Arbor Path
Lutz, Florida 33559

Dear Robert:

On behalf of Innovative Software Technologies, Inc. (“Innovative”) and its wholly-owned subsidiary, The WEB Channel Network, Inc., (“WEB Channel” or the “Company”), it is my pleasure as President of Innovative and as the current President of the Company to extend this offer of employment to you to serve as the new President of the Company.  With your acceptance of this offer, by your signature below and your delivery of this letter agreement to the Company with your signature, this letter agreement will constitute your employment agreement with the Company (“this Agreement”).  At that time, I will resign as President of the Company and assume the role of Chief Financial Officer of the Company.

In addition to your appointment as President, the Company will ask you to join its Board of Directors and serve in the role of Chairman.  The duties, responsibilities and benefits of the Chairman of the Board of Directors will be outlined in a separate letter to you.

The terms and conditions of your employment by the Company are as follows:

Position:	President.

Duties:
You will report to the Board of Directors of the Company and you will be responsible for pursuing the corporate strategy, executing the business plan and managing the overall affairs of the Company as approved by the Board of Directors.

Start Date:	June 17, 2009.

Term:	Three years from the Start Date, provided that either party may cancel this agreement by giving the other party written notice of a prior termination.

Base Salary:
$150,000 per year and payable bi-weekly.  The parties agree that during the initial stage of the Company’s development, as equity funding is arranged and positive cash flow is achieved, a portion of the base salary will need to be deferred.  The parties also agree that this base salary relates to a full-time position.  Increases in base salary may occur annually at the discretion of the Company’s Compensation Committee.

Performance Bonuses:	Also at the discretion of the Company’s Compensation Committee, performance bonuses may be approved on a semi--annual or annual basis.

Termination Without Cause:
If the Company terminates you without “Cause” for any reason during the Term or any extension thereof, then the Company agrees that as severance, it will continue to pay you your Base Salary and maintain your employee benefits for a period that is equal to one month for every full year of your employment by the Company (subject to a minimum of one month and a maximum of two months), beginning on the date of your termination notice. For the purposes of this Agreement, the Company shall have “Cause” to terminate your employment hereunder upon:  (i) failure to materially perform and discharge your duties and responsibilities under this Agreement (other than any such failure resulting from incapacity due to illness) after receiving written notice and allowing you ten (10) business days to cure such failures, if so curable, provided, however, that after one such notice has been given to you, the Company is no longer required to provide time to cure subsequent failures under this provision, or (ii) any breach by you of the provisions of this Agreement; or (iii) misconduct which, in the opinion and sole discretion of the Company, is injurious to the Company; or (iv) any felony conviction involving the personal dishonesty or moral turpitude, or (v) engagement in illegal drug use or alcohol abuse which prevents you from performing your duties in any manner, or (vi) any material misappropriation, embezzlement or conversion of the Company’s or any of its subsidiary’s or affiliate’s property or business opportunities by you; or (vii) willful misconduct by you in respect of your duties or obligations under this Agreement or the Non-Disclosure, Non-Competition, Non-Solicitation, and Invention Agreement.

You acknowledge and agree that any and all payments to which you are entitled under this Section are conditioned upon and subject to your execution of a general waiver and release, in such reasonable form as counsel for each of the Company and you shall agree, of all claims you have or may have against the Company.

Benefits:
You will be entitled to participate in all medical and other benefits that the Company may establish for its employees in accordance with the Company’s policy for such benefits at any given time.  Other benefits may include but not be limited to: short term and long term disability, dental and an employee stock purchase plan.

Paid Time Off:	After completing twelve months of employment, you will be eligible for three (3) weeks of paid time off (PTO) per year (120 hours), which will accrue on a pro-rata basis throughout the year.

Stock Options:	Upon your Start Date, you will be granted employee incentive stock options to purchase up to five million (5,000,000) shares of Innovative common stock at an exercise price of $0.03 per share.

The grant of such options will be made pursuant to Innovative’s stock option plan and will be evidenced by a separate Option Agreement, which Innovative will execute with you within 60 days of the date you sign and deliver to the Company Innovative’s and the Company’s Non-Disclosure, Non-Competition, Non-Solicitation and Invention Agreement.  So long as you remain employed by the Company, such options will have a five year term from the grant date and will vest according to the following schedule:

Time-Based Vesting

1,000,000                      upon the Start Date
2,000,000                      at your first year anniversary
2,000,000                      at your second year anniversary

If for any reason you resign within 12 months following your Start Date, you will forgo all such unvested options.  Furthermore, you understand that the Innovative’s stock option plan requires that any employee who leaves the employment of Innovative, the Company, or any other subsidiary of Innovative at a time when such person has vested options, such person will have no more than three (3) months from such termination date to exercise any vested options.

The Company further agrees that your stock options will contain a provision that states that in the event that Innovative or the Company is purchased or there is a change in control prior to the time in which all of your options have vested, then all of your unvested options shall automatically vest.

In the event the Company terminates you without “Cause,” then the pro rata portion of any unvested time-based options up until the date of notice of termination that are due to vest in the year of termination shall vest.

Non-Disclosure, Non-Competition, Non-Solicitation, and Invention Agreemnent:
You agree that prior to your Start Date, you will execute the Innovative’s and the Company’s Non-Disclosure, Non-Competition, Non-Solicitation and Invention Agreement attached Exhibit E.  You understand that if you should fail to execute such Non-Disclosure, Non-Competition, Non-Solicitation and Invention Agreement in the agreed form, it will be grounds for revoking this offer and not hiring you.

Employee’s Representations:
You understand and acknowledge that this position is an officer level position within the subsidiary of a public company that is subject to government regulation.  You represent and warrant, to the best of your knowledge, that nothing in your past legal or work experiences, which if became broadly known in the marketplace, would impair your ability to serve as an officer of a public company or its subsidiary or materially damage your credibility with public shareholders.  You further represent and warrant, to the best of your knowledge, that, prior to accepting this offer of employment, you have disclosed all material information about your past legal and work experiences that would be required to be disclosed on a Directors’ and Officers’ questionnaire for the purpose of determining what disclosures, if any, will need to be made with the U.S. Securities and Exchange Commission.  Prior to Innovative’s next public filing, you also agree to fill out a Director’s and Officer’s questionnaire in form and substance satisfactory to the Company’s counsel.  You further represent and warrant, to the best of your knowledge, that you are currently not obligated under any form of non-competition or non-solicitation agreement which would preclude you from serving in the position indicated above for the Company or soliciting business relationships for any laboratory services from any potential customers in the United States.

Miscellaneous:	(i)
This Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally.  No modification or attempted waiver will be valid unless in writing and signed by the party against whom the same is sought to be enforced.

(ii)
The provisions of this Agreement are separate and severable, and if any of them is declared invalid or unenforceable by a court of competent jurisdiction or an arbitrator, the remaining provisions shall not be affected.

(iii)                 This Agreement is the joint product of the Company and you and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Company and you and shall not be construed for or against either party hereto.

(iv)                  This Agreement will be governed by, and construed in accordance with the provisions of the law of the State of Florida, without reference to provisions that refer a matter to the law of any other jurisdiction.  Each party hereto hereby irrevocably submits itself to the exclusive personal jurisdiction of the federal and state courts sitting in Hillsborough, Florida.

(v)                   This Agreement may be signed in counterparts and by fax; and each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(vi)                  Within three days of your start date, you will need to provide documentation verifying your legal right to work in the United States.  Please understand that this offer of employment is contingent upon your ability to comply with the employment verification requirements under federal laws and that we cannot begin payroll until this requirement has been meet.

(vii)                  Employment with the Company is an “at-will” relationship and not guaranteed for any term.  You or the Company may terminate employment at anytime for any reason.

If the terms and conditions of employment as set forth above are acceptable to you, please sign and return two duplicate copies of this Agreement.

Very truly yours,
The WEB Channel Network, Inc.

By: /s/ Robert V. Rudman
        Robert V. Rudman, President

Agreed and Accepted by:

“Employee”

/s/ Robert W. Singerman
Robert W. Singerman